As filed  with the  Securities
                                                     and Exchange  Commission on
                                                     July  ,  1997  Registration
                                                     Number ______________

                                             SECURITIES AND EXCHANGE COMMISSION
                                                       Washington, D.C. 20549

                                                              FORM S-8
                       REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                                   THE HARMAT ORGANIZATION, INC.
                       (Exact name of registrant as specified in its charter)

         Delaware                                   11-2780723
(State or jurisdiction of                       (I.R.S. Employer
incorporation or organization)                   Identification Number)

                                                        22 Old Country Road
                                                       Quogue, New York 11959
                                      (Address of principal executive offices)

                     1996 JOINT INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN
                                                                and
                       AN FOR INCENTIVE COMPENSATION OF MATTHEW C. SCHILOWITZ
                                                     (Full title of the Plans)

                                              Matthew C. Schilowitz, President
                                                   The Harmat Organization, Inc.
                                                        22 Old Country Road
                                                       Quogue, New York 11959
                                                           (516) 653-3303
                   (Name, address and telephone number, including area code,
                                                       of agent for service)

                                                          with a copy to:

                                                        David W. Sass, Esq.
                                                      McLaughlin & Stern, LLP
                                                         260 Madison Avenue
                                                      New York, New York 10016
                                                           (212) 448-1100

                                   CALCULATION OF REGISTRATION FEE

Title of Securities            Amount to be          Proposed maximum offering          Proposed maximum             Amount of
to be registered               registered            price per share                    aggregate offering price    registration fee

Common Stock, par
value $.001 per share          400,000 shares        $2.125(1)                          $765,000(1)                      $231.82
=============================  ===================== =================================  ================================ =========
Common Stock, par
value $.001 per share          500,000 shares        $1.125(2)                          $562,500(2)                      $170.45

=============================  ===================== =================================  ================================ =========

(1) The proposed maximum offering price and maximum aggregate offering price is the assumed price of the shares of common stock available under the 1996 Joint Incentive and Non-Qualified Stock Option Plan (the "1996 Plan") being registered hereunder, based upon the price at which the options may be exercised, in accordance with Rules 457(h) promulgated under the Securities Act of 1933.


(2) The proposed maximum offering price and maximum aggregate offering price is the assumed price of the shares of common stock available under the Plan for Incentive Compensation of Matthew C. Schilowitz (the "Schilowitz Plan"), being registered hereunder, based upon the price at which the options may be exercised, in accordance with Rule 457 (h) promulgated under the Securities Act of 1933.

                  The Registration Statement, including all exhibits and attachments, contains 14 pages. The exhibit index may be found on page 12 of the consecutively numbered pages of the Registration Statement.

In addition, pursuant to Rule 416(c) there are also being registered such indeterminable additional securities as may be issued as a result of the anti-dilution provisions.

PART I.  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information

(a)  General Plan Information:

         The documents containing the information specified in this Item will be sent or given to individuals who have been granted or will be granted awards under the 1996 Joint Incentive and Non-Qualified Stock Option Plan (the "1996 Plan") which was adopted by the Board and approved by the Company's Shareholders in February 1996, and the Plan for Incentive Compensation of Matthew C. Schilowitz, was adopted and approved by the Company's Board of Directors on March 1, 1996 and amended August 3, 1996 and June 19, 1997, respectively, (the "Schilowitz Incentive Plan") and are being filed with, or included in, this Registration Statement on Form S-8 (the "Registration Statement") in accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission").

         The name of the Registrant whose securities are to be offered pursuant to the plans is The Harmat Organization, Inc.

The 1996 Plan

                  In February 1996, the Board of Directors adopted and the Company's stockholders approved the 1996 Plan, which provides for the grant of options which qualify as Incentive stock options ("Incentive Options") under the Internal Revenue Code of 1986, as amended, to be issued to officers and employees, as well as options which do not so qualify ("Non-Qualified Options"). The Company has reserved 400,000 shares of Common Stock for issuance under the 1996 Plan.

                  Pursuant to its terms, the 1996 Plan is to be administered by the Board of Directors or a committee established by the Board of Directors (the "Stock Option Committee"). The Board of Directors or such committee determines the persons to whom options are granted, number of shares of stock subject to an option, the period during which options may be exercised and the exercise price thereof. The Stock Option Plan places restrictions on the grant of options to persons who are, at the time of the grant, members of the Stock Option Committee and, if no such committee is established, on the grant of options to directors.

                  The 1996 Plan places restrictions on the grant of options to persons who are, at the time of the grant, members of the Stock Option Committee and, if no such committee is established, on the grant of options to directors.


The Schilowitz Incentive Plan

                  Pursuant to the Schilowitz Incentive Plan, Mr. Schilowitz, President and Chief Executive Officer of the Registrant, has been granted an option to purchase up to an aggregate of 500,000 shares of Common Stock (the "Option"). The Option has a duration of ten years. The Option provides for the grant of:

                  (1) the right to purchase 250,000 shares of Common Stock such right to vest and become exercisable upon the Company realizing annual earnings before taxes equaling or exceeding $750,000; and

                  (2) the right to purchase 250,000 shares of Common Stock such right to vest and become exercisable upon the Company realizing annual earnings before taxes equaling or exceeding $1,500,000.

                  Shares subject to options granted under the Schilowitz Incentive Plan are subject to adjustment in the event of the Company's declaration of stock dividends, stock splits, reclassification and the occurrence of other similar events. The Schilowitz Incentive Plan is administered by the Registrant's Board of Directors, or by a committee, established by the Board.

         (3) The 1996 Plan and Schilowitz Incentive Plan are not subject to any provisions of the Employee Retirement Income Security Act of 1974.

         (4) To obtain additional information about the plans and its administrators, please contact Matthew C. Schilowitz, President,
The Harmat Organization, Inc., 22 Old Country Road, Quogue, New
York  11959, (516) 653-3303.

(b) Securities to be Offered

         (1) The 1996 Plan. The 1996 Plan provides for the grant of options with respect to, in the aggregate, up to 400,000 shares of Common Stock, $0.001 par value. To date, 360,000 shares under the Company's Qualified Stock Option Plan have been granted under the 1996 Plan.

                  The Schilowitz Incentive Plan. Under the Schilowitz Incentive Plan, a ten-year option is granted for the purchase up to an aggregate of 500,000 shares of the Registrant's Common Stock, $0.001 par value, at an exercise price of $1.125 per share.

         (2)      Not applicable

(c)               Employees Who May Participate in the Plan

                  The 1996  Plan.  The  participants  of the  1996  Plan are the
                  Company's officers, directors, employees and consultants. Non-employee directors of the Company may participate in the 1996 Plan but may only be granted Non-Qualified Options on a non-discretionary bases.

                  The Schilowitz Incentive Plan. Matthew C. Schilowitz is the sole participant.

(d) Purchase of Securities Pursuant to the Plan and Payment for Securities Offered

         (1)      The 1996 Plan.  The purchase price of each share for
                  -------------
                  which a Non-Qualified Option is granted and number of shares, is within the Board or Committee's discretion based upon the value of the optionee's services, the number of shares outstanding, market price and other factors, provided that the purchase price is not less than the par value. The purchase price of each share for an Incentive Option is not less than the Committee's good faith determination, constituting 100% of the then Fair Market Value (110%, in the case of an Incentive Option granted to an employee who owns more than 10% of total combined voting power).

                  The Schilowitz Incentive Plan. The purchase price of each share for the Schilowitz Incentive Plan is $1.125.

         (2) Each Stock Option Agreement shall provide that payment for shares of Common Stock purchased upon the exercise of an option (or any portion thereof) granted shall be made in full, in cash, at the time of such exercise.

         (3)  Not applicable

         (4)      Not applicable

         (5)  Not applicable

         (6)  The securities will be purchased from the Company.

(e)               Resale Restrictions

         (1)      The 1996 Plan.  The Option Holder will provide the
                  --------------
                  Company with appropriate evidence satisfactory in form and substance to the Company, that the Shares are acquired for investment, unless (a) the Company has received an opinion of counsel satisfactory that the sale or other disposition may be made without registration, or
                  (b) the Shares shall be included in a currently effective registration statement or post-effective amendment. The certificates may bear an appropriate legend giving notice of transfer restriction.

                  The Schilowitz Incentive Plan. Mr. Schilowitz holds the shares underlying the Schilowitz Incentive Plan for investment purposes only and not with the view toward public distribution.

(f)               Tax Effects of Plan Participation

                  Pursuant to ss.421 and ss.422 of the Internal Revenue Code, where Incentive Stock Options are granted pursuant to a plan:
                  (1) no income shall result at the time of the transfer of such share to the individual upon his exercise of the option with respect to such share; (2) no deduction under ss.162 shall be allowable at any time to the employer corporation, a parent or subsidiary corporation, or corporation issuing or assuming a stop option in a ss.424 transaction; and (3) no amount other than the price paid under the option shall be considered as received by any such corporations for share so transferred. Furthermore, in the case where a share of stock acquired by the exercise of an option: (a) the basis of such share shall include so much of the basis of the option as is attributable to such share; except that the basis of such share shall be reduced by the excess, if any, of (i) the amount which would have been includible in gross income under ss.423(c) if the employee had exercised the option on the date of death and held the share acquired pursuant to such exercise at time of his death, over (ii) the amount which is includible in gross income under such section; and (b) the last sentence of ss.423(c) applies only to the extent that the amount includible in gross income under such section exceeds so much of the basis of the option as is attributable to such share.

(g)               Investment of Funds

                  Not applicable

(h)               Withdrawal from the Plan; Assignment of Interest

                  The 1996 Plan. The Option shall terminate for the following events: three months after the involuntary termination of the Option Holder's employment other than for cause or death or permanent disability; voluntary termination for cause; one year after Option Holder's death while employed; one year after termination due to permanent disability; or expiration of ten years. The Option is neither transferable nor assignable.

                  The Schilowitz Incentive Plan. Mr. Schilowitz's option will terminate upon the discontinuation of his employment contract.

(i)               Forfeitures and Penalties

                  Not applicable

(j)               Charges and Deductions and Liens Therefor

                  Not applicable

Item. 2.          Registrant Information and Employee Plan Annual
                  Information

         The documents containing the information specified in this Item will be sent or given to individuals who have been granted awards by the Registrant and are not being filed with, or included in, this Registration Statement in accordance with the rules and regulations of the Commission.
PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

                  The following documents filed by The Harmat Organization, Inc. (the "Registrant") with the Securities and Exchange Commission

(the "Commission") are incorporated by reference in this Registration Statement:


         1. The Company's Registration Statement on Form SB-2, filed August 21, 1996, No. 333-3501.

         2. The Registrant's Annual Report on Form 10-KSB for the transition period from December 31, 1995 to September 30, 1996.

         3. The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and

         4. The description of the Registrant's common stock, par value $.001 per share (the "Common Stock"), contained in Paragraph 4 of the Registrant's Certificate of Incorporation filed as Exhibit 3.1 to Registrant's Form 10-KSB for the transition period from December 31, 1995 to September 30, 1996.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective date of filing of such documents. Any statement contained in a document incorporated by reference herein is modified or superseded for all purposes to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which is incorporated by reference modifies or replaces such statement.

Item 4.  Description of Securities.

Common Stock

         The Company is currently authorized to issue 25,000,000 shares of Common Stock, having a par value of $.001 per share of which 2,612,500 are outstanding prior to the offering contemplated hereby. Each share of Common Stock entitles the holder thereof to one vote on each matter submitted to the stockholders of the Company for a vote thereon. The holders of Common Stock: (i) have equal ratable rights to dividends from funds legally available therefor when, as and if declared by the Board of Directors; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the

Company; (iii) do not have preemptive, subscription or conversion rights, or redemption or sinking fund provisions applicable thereto; and (iv) as noted above, are entitled to one non-cumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders. The Company has not paid any dividends on its Common Stock to date. The Company anticipates that, for the foreseeable future, it will retain earnings, if any, to finance the continuing operations of its business. The payment of dividends will depend upon, among other things, capital requirements and operating and financial conditions of the Company.

Preferred Stock

         The Certificate of Incorporation of the Company authorizes the issuance of up to 5,000,000 shares of Preferred Stock, $.001 par value per share. None of such Preferred Stock has been designated or issued. The Board of Directors is authorized to issue shares of Preferred stock from time to time in one or more series and, subject to the limitations contained in the Certificate of Incorporation and any limitations prescribed by law, to establish and designate any such series and to fix the number of shares and the relative conversion
rights,   voting  rights  and  terms  of  redemption   (including  sinking  fund
provisions) and liquidation preferences. If shares of Preferred Stock with voting rights are issued, such issuance could affect the voting rights of the holders of the Common Stock by increasing the number of outstanding shares having voting rights, and by the creation of class or series voting rights. If the Board of Directors authorizes the issuance of shares of Preferred Stock with conversion rights, the number of shares of Common Stock outstanding could potentially be increased by up to the authorized amount. Issuance of shares of Preferred Stock could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of holders of Common Stock. Also, the Preferred Stock could have preferences over the Common Stock (and other series of preferred stock) with respect to dividends and liquidation rights.

Series A Redeemable Common Stock Purchase Warrants

         Each Series A Common Stock Purchase Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $6.00 per share for a period of four years commencing one year after the Effective Date of the Registration Statement of which this Prospectus forms a part. The exercise price and/or the exercise date of each Series A Warrant is subject to adjustment under certain circumstances including, without limitation, the following: (i) the Company's issuance of Common Stock for less than its fair market value; (ii) the Company's issuance of a dividend in Common Stock; (iii) the subdivision of outstanding shares of Common Stock; (iv) the recapitalization or reorganization of the Company; (v) the merger or consolidation of the Company with or into another company; and (vi) the sale of all or substantially all of the assets of the Company. Each Series A Warrant is redeemable upon 30 days prior written notice by the Company at a redemption price of $.05 per Series A Warrant at any time after September 8, 1997, provided that the closing bid price of the Common Stock, as reported by NASDAQ (or such other principal exchange on which the Common Stock is then quoted), the NASD OTC Electronic Bulletin Board or the National Quotation Bureau, Inc., as the case may be, equals or exceeds $8.00 per share for 20 consecutive trading days ending within five days prior to the date of the Company's notice of redemption. Pursuant to the terms of the Series A Warrants, the Company has the right, upon 30 days written notice to all holders of the Series A Warrants and subject to compliance with Rule 13e-4 under the Exchange Act (including the filing of Schedule 13E-4), to reduce the exercise price and/or extend the term of the Series A Warrants.


Series B Warrants

         Each Series B Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $9.00 per share with respect for a period of four years commencing 90 days after issuance (February, 1996) after the Effective Date of the Registration Statement of which this Prospectus forms a part. The exercise price and/or the exercise date of each Series B Warrant is subject to adjustment under certain circumstances including, without limitation, the following: (i) the Company's issuance of Common Stock for less than its fair market value; (ii) the Company's issuance of a dividend in Common Stock; (iii) the subdivision of outstanding shares of Common Stock; (iv) the recapitalization or reorganization of the Company; (v) the merger or consolidation of the Company with or into another company; and (vi) the sale of all or substantially all of the assets of the Company. Each Series B Warrant is redeemable upon 30 days prior written notice by the Company at a redemption price of $.05 per Series B Warrant at any time after September, 1996, provided that the closing bid price of the Common Stock, as reported by NASDAQ (or such other principal exchange on which the Common Stock is then quoted), the NASD OTC Electronic Bulletin Board or the National Quotation Bureau, Inc., as the case may be, equals or exceeds $10.00 per share for 20 consecutive trading days ending within five days prior to the date of the Company's notice of redemption.

Pursuant to the terms of the Series B Warrants, the Company has the right, upon 30 days written notice to all holders of the Series B Warrants and subject to compliance with Rule 13e-4 under the Exchange Act (including the filing of Schedule 13E-4), to reduce the exercise price and/or extend the term of the Series B Warrants.


Item 5.  Interests of Named Experts and Counsel.

                  Certain legal matters in connection with the issuance of the securities being offered by the Company will be passed upon for the Company by McLaughlin & Stern, LLP, New York, New York, David W. Sass, a member of such firm is Director of Company.

                  The Financial Statements of the Company included in the Company's Registration Statement on Form SB-2 and Annual Report on Form 10-KSB, incorporated by reference, have been reported on by Moore Stephens, P.C., independent certified public accountants.

Item 6.  Indemnification of Directors and Officers.

         The Registrant's Certificate of Incorporation provides that the personal liability of the directors of the Registrant is eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 242(b) of the General Corporation Law of the State of Delaware. In addition, the Certificate of Incorporation of the Registrant provides in substance that, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, each director and officer shall be indemnified by the Registrant against reasonable expenses, including attorney's fees, and any liabilities which he or she may incur in connection with any action to which he or she may be made a party by reason of his or her being or having been a director or officer of the Registrant. The indemnification provided by the Registrant's By-Laws is not deemed exclusive of or in any way limiting of any other rights to which any person seeking indemnification may be entitled.

Item 7.  Exemption from Registration Claimed.

                  Not applicable.

Item 8.  Exhibits.

                  Exhibit No.               Description

                           5                Opinion of Counsel

                           10.1 Copy of the 1996 Joint Incentive and Non-Qualified Stock Option Plan (the "1996 Plan") of the Registrant, incorporated by reference.

                           10.2      Copy of the Matthew C. Schilowitz
                                     Employment Agreement (the Plan for
                                     Incentive Compensation of Matthew
                                     Schilowitz), incorporated by reference.


                           10.3 Form of Option Agreement, incorporated by reference.

Item 9.  Undertakings.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(I) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                                    SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Quogue, State of New York, on this 17th day of July, 1997.


                                            The Harmat Organization, Inc.


                                            By:______________________________
                                                     Matthew C. Schilowitz
                                                     President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                   Title                                                         Date


____________________                        President, Chief Executive                                    July   , 1997
Matthew C. Schilowitz                       Officer and Chairman of the
                                            Board of Directors


____________________                        Secretary and Director                                        July   , 1997
Scott Prizer


____________________                        Treasurer and Director                                        July   , 1997
Seymour G. Siegel


_____________________                       Director                                                      July   , 1997
David W. Sass


______________________                      Director                                                      July   , 1997
David S. Eiten